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Exhibit 21.1

Subsidiaries of the Registrant

        The following is a list of subsidiaries of Focal Communications Corporation (the "Company"). The common stock of all the corporations listed below are wholly owned, directly or indirectly, by the Company. If indented, the corporation is a wholly-owned subsidiary of the corporation under which it is listed.

Name of Subsidiary	State of Incorporation
Focal Financial Services, Inc.	Delaware
Focal Communications Corporation of California	Delaware
Focal Communications Corporation of Colorado	Delaware
Focal Communications Corporation of Connecticut	Delaware
Focal Communications Corporation of Florida	Delaware
Focal Communications Corporation of Georgia	Delaware
Focal Communications Corporation of Illinois	Delaware
Focal Communications Corporation of Massachusetts	Delaware
Focal Communications Corporation of Michigan	Delaware
Focal Communications Corporation of the Mid-Atlantic	Virginia
Focal Communications Corporation of Minnesota	Delaware
Focal Communications Corporation of Missouri	Delaware
Focal Communications Corporation of New England	Delaware
Focal Communications Corporation of New Jersey	Delaware
Focal Communications Corporation of New York	Delaware
Focal Communications Corporation of Ohio	Delaware
Focal Communications Corporation of Pennsylvania	Delaware
Focal Communications Corporation of Texas	Delaware
Focal Communications Corporation of Virginia	Delaware
Focal Communications Corporation of Washington	Delaware
Focal Communications Corporation of Wisconsin	Delaware
Focal Equipment Finance, LLC	Delaware
Focal Fiber Leasing, LLC	Delaware
Focal International Corp.	Delaware
Focal Telecommunications Corporation	Delaware

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  Exhibit 21.1